EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


Sussex Bancorp has a single subsidiary, Sussex County State Bank.

Sussex County State Bank has a single subsidiary, Sussex Bancorp Mortgage Corp.